EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contacts:	Media Contact:
AngioDynamics, Inc. D. Joseph Gersuk, CFO (800) 772-6446 x1608 jgersuk@AngioDynamics.com	EVC Group, Inc. Doug Sherk (415) 896-6820 dsherk@evcgroup.com Julie Huang (646) 443-6963 jhuang@evcgroup.com	EVC Group, Inc. Steve DiMattia (646) 201-5445 sdimattia@evcgroup.com

AngioDynamics Reports 70% Second Quarter Sales Growth

•	Operating Income Increases 59%

•	Net Income Grows 26% to $3.1 Million or $0.13 Per Share

•	(Non GAAP) Adjusted Income Increases140% to $7.3 Million or $0.30 Per Share

•	Guidance Reaffirmed for Fiscal Year 2008

•	Conference Call Begins Today at 4:30 p.m. Eastern Time

QUEENSBURY, NY (January 3, 2008) –AngioDynamics (NASDAQ: ANGO), a leading provider of innovative medical devices used by interventional radiologists and surgeons for the minimally invasive treatment of cancer and peripheral vascular disease, today reported financial results for the second quarter of fiscal 2008, which ended on November 30, 2007.

For the second fiscal quarter, the Company reported $41.5 million in net sales, which is 70% higher than the $24.4 million reported for the second quarter of fiscal 2007.  The growth in sales includes sales from RITAMedical Systems which was acquired on January 29, 2007. Operating income rose 59% to $4.8million from $3.0 million for the same period a year ago. Gross margin rose to 61.3% from 58.5% in the prior-year second quarter. Second quarter net income increased 26% to $3.1 million from $2.5 million, while GAAP EPS decreased to $0.13 per share from $0.15 per share from the same period a year ago due to the 53% increase in diluted shares outstanding primarily related to the acquisition of RITA Medical Systems.

“We had another excellent quarter where we executed and delivered results in line with our expectations,”said Eamonn Hobbs, president and chief executive officer.  “Net sales were 70% higher over the same period last year. We are particularly pleased with the 20% year over year sales growth in our vascular access ports businessand the 26% year over year sales growth, on a pro forma basis, of our oncology products group.”

“The quarter featured strong sales performance from the Habib®electrosurgical device, Morpheus®CT PICC and bedside insertion kit, SmartPort™vascular access port, Profiler®balloon dilatation catheter and LC Beads™embolization particles. Second quarter fiscal 2008 AngioDynamics product lines sales faced a very difficult comparison and grew 7% over the prior year period. The difficult comparison resulted after AngioDynamics product lines sales grew 30% in the second quarter of fiscal 2007 over the same period of fiscal 2006.  Based on current trends, we believe that the AngioDynamics product lines sales will grow at least 15% year over year during the third quarter of fiscal 2008,” continued Mr. Hobbs.

Of the $41.5 million in second quarter net sales, AngioDynamics products constituted $26.2 million and RITA Medical products constituted $15.3 million. AngioDynamics product sales grew 7% in the second quarter over the year ago quarter. On a pro forma basis, RITA Medical product sales grew 18% in the second quarter versus the comparable period a year ago.

For the first half of fiscal 2008, net sales were $79.0 million, which is 77% higher than net sales of $44.6 million in the first half of fiscal 2007, and reflected sales gains across the Company's diverse product portfolio. Net income for the first half of fiscal 2008 was $5.5 million, up 26% over net income of $4.4 million in the comparable fiscal 2007 period, and diluted earnings per share were $0.23, compared to $0.27 earnings per share a year ago.

The Company continued to execute on its product development and research plans. During the second quarter of fiscal 2008, the Company:

•	Highlighted a study outlining a significant 5-year survival rate after the ablation of colorectal liver metastases published in the October 2007 issue of the Annals of Surgery.

•	Received a U.S. Patent that covers its endovascular laser treatment device with a spacer that positions the fiber tip away from the vessel wall, and for the method of using that device.

•	Made preparations to provide its venous product line customers with uninterrupted supply regardless of the outcome of pending litigation.

•
Continued to work alongside Oncobionic on the Irreversible Electroporation (IRE) development program which uses needles and image guidance similar to existing thermal ablation technologies, but instead of ‘cooking’ or ‘freezing’ the targeted tissue, IRE disrupts the cell membrane, thereby destroying the targeted cells. Important new parameters and stricter requirements were added to the human trials focused on malignant prostate cancer which are expected to be performed by a leading clinician based in Italy in calendar 2008.

Fiscal 2008 Guidance

The Company affirmed its outlook for fiscal 2008:

-- Net sales in the range of $170-$175 million

-- Gross profit margin in the range of 61-62%

-- The completion of the RITA Medical integration is expected to yield $9 million in cost savings in fiscal 2008

-- GAAP operating income in the range of $20-$22 million

-- GAAP EPS in the range of $0.56-$0.60

-- Non-GAAP adjusted income of at least $30 million. Non-GAAP adjusted income excludes stock-based compensation, amortization of intangibles and includes the cash benefit from the use of NOLs.

Conference Call

AngioDynamics management will host a conference call to discuss this announcement today beginning at 4:30 p.m. Eastern Time. To participate in the call, please dial (800) 218-0204 from the U.S. or (303) 262-2142 from outside the U.S.

In addition, individuals can listen to the call on the Internet by visiting the investor relations portion of the Company's Web site at http://investor.angiodynamics.com.  To listen to the live call, please go to the website 15 minutes prior to its start to register, download, and install the necessary audio software.

A replay will be available on the website. A telephone replay of the call will be available from 7:30 p.m. Eastern Time today through 11:59 p.m. Eastern Time on January 11 by dialing (800) 405-2236 from the U.S. or (303) 590-3000 from outside the U.S., and entering the passcode 11104157.

Use of Non-GAAP Measures

Management uses non-GAAP measures to establish operational goals, and believes that non-GAAP measures may assist investors in analyzing the underlying trends in the Company's business over time. Investors should consider these non-GAAP measures in addition to, not as a substitute for or as superior to, financial reporting measures prepared in accordance with GAAP. In this news release, the Company has reported non-GAAP adjusted income and adjusted EPS. Adjusted income and adjusted EPS excludes certain non-cash expenses relating to the acquisition of RITA Medical, stock-based compensation expense (net of tax), and includes the cash benefit from the use of acquired net operating losses.  Management uses these measures in its internal analysis and review of operational performance. Management believes that these measures provide investors with useful information in comparing the Company's performance over different periods, particularly when comparing this period to periods in which the Company did not incur any expenses relating to these activities or items. By using these non-GAAP measures, management believes that investors get a better picture of the performance of the Company's underlying business. Management encourages investors to review the Company's financial results prepared in accordance with GAAP to understand the Company's performance taking into account all relevant factors, including those that may only occur from time to time but have a material impact on the Company's financial results. Please see the tables that follow for a reconciliation of GAAP to non-GAAP measures.

Safe Harbor

The statements made in this document include forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Words such as "expects," "reaffirms," "anticipates," "plans," "believes," "estimates," or variations of such words and similar expressions, are intended to identify such forward-looking statements. Investors are cautioned that actual events or results may differ from the Company's expectations. In addition to the matters described above, the ability of the Company to develop its products, timing associated with initiation or completion of its clinical trials, future actions by the FDA or other regulatory agencies, results of pending or future clinical trials, the outcome of pending patent litigation, overall economic conditions, general market conditions, market acceptance, foreign currency exchange rate fluctuations, the effects on pricing from group purchasing organizations and competition, as well as the risk factors listed from time to time in the SEC filings of AngioDynamics, including but not limited to its Annual Report on Form 10-K for the year ended June 2, 2007, may affect the actual results achieved by the Company.

About AngioDynamics

AngioDynamics, Inc. is a leading provider of innovative medical devices used by interventional radiologists, surgeons, and other physicians for the minimally invasive treatment of cancer and peripheral vascular disease. The Company's diverse product line includes market-leading radiofrequency ablation systems, vascular access products, angiographic products and accessories, dialysis products, angioplasty products, drainage products, thrombolytic products, embolization products and venous products.

More information is available at www.angiodynamics.com.

(Tables to Follow)

ANGIODYNAMICS, INC. AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENTS

(in thousands, except per share data)

	Three months ended		Six months ended	
	Nov 30, 2007	Dec 2, 2006	Nov 30, 2007	Dec 2, 2006
	(unaudited)		(unaudited)	
Net Sales	$41,497	$24,369	$79,023	$44,634
Cost of sales (1)	16,042	10,125	31,067	18,464
Gross Profit	25,455	14,244	47,956	26,170
% of Net Sales	61.3%	58.5%	60.7%	58.6%
Operating Expenses				
Research and development (1)	3,694	1,637	6,405	3,264
Sales and marketing (1)	11,267	6,689	21,815	12,419
General and administrative (1)	4,063	2,809	8,195	5,524
Amortization of purchased intangibles	1,641	105	3,229	136
Total operating expenses	20,665	11,240	39,644	21,343
Operating Income	4,790	3,004	8,312	4,827
Other income, net	163	1,049	450	2,219
Income before income taxes	4,953	4,053	8,762	7,046
Provision for income taxes	1,853	1,599	3,282	2,693
Net Income	$ 3,100	$ 2,454	$ 5,480	$ 4,353
Earnings per common share				
Basic	$ 0.13	$ 0.16	$ 0.23	$ 0.28
Diluted	$ 0.13	$ 0.15	$ 0.23	$ 0.27
Weighted average common shares				
Basic	24,034	15,646	24,002	15,573
Diluted	24,365	15,908	24,315	15,881

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share data)

	Three months ended		Six months ended	
	Nov 30, 2007	Dec 2, 2006	Nov 30, 2007	Dec 2, 2006
	(unaudited)		(unaudited)	
(1) Includes stock-based compensation charges of:				
Cost of sales	$ 162	$ 101	$ 315	$ 190
Research and development	213	140	403	265
Sales and marketing	400	218	725	376
General and administrative	561	315	1,103	586
Total stock-based compensation	1,336	774	2,546	1,417
Less: tax benefit	(399)	(275)	(777)	(496)
Net stock-based compensation	$ 937	$ 499	$ 1,769	$ 921

Reconciliation of Net Income to non-GAAP adjusted income:

Net Income	$ 3,100	$ 2,454	$ 5,480	$ 4,353
Stock-based compensation	1,336	774	2,546	1,417
Amortization of purchased intangibles	1,641	105	3,229	136
Cash benefit from use of NOL's	1,660	-	2,990	-
Adjusted income before taxes	7,737	3,333	14,245	5,906
Effect of income taxes	(399)	(275)	(777)	(496)
Adjusted income	$ 7,338	$ 3,058	$13,468	$ 5,410
Adjusted income per common share				
Basic	$ 0.31	$ 0.20	$ 0.56	$ 0.35
Diluted	$ 0.30	$ 0.19	$ 0.55	$ 0.34
Weighted average common shares				
Basic	24,034	15,646	24,002	15,573
Diluted	24,365	15,908	24,315	15,881

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	Nov 30, 2007 (unaudited)	Jun 2, 2007 (2)
Assets		
Current Assets		
Cash and cash equivalents	$ 22,759	$ 28,313
Restricted cash	11,195	1,786
Marketable securities	45,612	43,191
Total cash and investments	79,566	73,290
Receivables, net	22,216	20,798
Inventories, net	27,527	28,007
Deferred income taxes	2,317	2,247
Prepaid expenses and other	2,802	2,957
Total current assets	134,428	127,299
Property, plant & equipment, net	19,242	16,832
Intangible assets, net	48,026	49,148
Goodwill	154,430	153,787
Deferred income taxes	27,095	29,289
Other non-current assets	9,599	6,926
Total Assets	$ 392,820	$ 383,281
Liabilities and Stockholders' Equity		
Current portion of long-term debt	$ 10,040	$ 315
Litigation provision	10,031	9,790
Other current liabilities	19,554	20,103
Long-term debt, net of current portion	7,245	17,115
Total Liabilities	46,870	47,323
Stockholders' equity	345,950	335,958
Total Liabilities and Stockholders' Equity	$ 392,820	$ 383,281
Shares outstanding	24,082	23,962

(2) Derived from audited financial statements

ANGIODYNAMICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

	Six months ended	
	Nov 30, 2007	Dec 2, 2006
	(unaudited)	
Cash flows from operating activities:		
Net income	$ 5,480	$ 4,353
Depreciation and amortization	4,323	699
Tax benefit from exercise of stock options	186	141
Deferred income taxes	2,105	(416)
Stock-based compensation	2,546	1,417
Other	291	68
Changes in operating assets and liabilities		
Accounts receivable	(1,626)	(979)
Inventories	(19)	(2,719)
Accounts payable and accrued liabilities	(901)	834
Other	(2,106)	1,620
Net cash provided by operating activities	10,279	5,018
Cash flows from investing activities:		
Additions to property, plant and equipment	(3,554)	(600)
Acquisition of intangible assets and business	(2,488)	(7,575)
Change in restricted cash	(9,409)	-
Purchases of marketable securities, net	(1,983)	11,184
Net cash (used in) provided by investing activities	(17,434)	3,009
Cash flows from financing activities:		
Repayment of long-term debt	(145)	(90)
Proceeds from exercise of stock options and ESPP	1,721	1,130
Other	25	49
Net cash provided by financing activities	1,601	1,089
Increase (decrease) in cash and equivalents	(5,554)	9,116
Cash and cash equivalents		
Beginning of period	28,313	64,042
End of period	$22,759	$73,158